EXHIBIT 10.1
Amendment No. 4 to the
Weingarten Realty Investors
Retirement Benefit Restoration Plan

WHEREAS, Weingarten Realty Investors (the “Employer”) sponsors the Weingarten Realty Investors Retirement Benefit Restoration Plan (the “Plan”); and

WHEREAS, the purpose of the Plan is to supplement the retirement benefit provided under the terms of the Weingarten Realty Retirement Plan, as amended (the “Pension Plan”) for selected eligible employees; and

WHEREAS, the Employer desires to amend the Plan as provided herein;

NOW, THEREFORE, the Employer amends the Plan as follows, effective as of January 1, 2012:

1.    Section 3.1 of the Plan is hereby amended by adding the following new subsection (c) at the end thereof to be and read as follows:

(c)
Notwithstanding the foregoing provisions of this Section 3.1, there shall be no further Employer Credits allocated to any Account hereunder attributable to employment on and after January 1, 2012; provided, however, all Accounts shall continue to be credited with interest in accordance with Section 5.2(b) hereof on and after January 1, 2012.

2.    Section 5.2 of the Plan is hereby amended to be and read as follows:

5.2    Adjustment and Crediting of Accounts.

(a)
The Administrator shall adjust the amounts credited to each Participant’s Account to reflect Employer Credits, distributions, interest, and any other appropriate adjustments. Such adjustments shall be made as frequently as is administratively necessary in the discretion of the Administrator.

(b)	Interest Credit.

(i)	In General. While a Participant is employed, the interest credited to the Participant’s Account shall be a fixed rate of return assumption equal to seven and one-half percent (7.5%) annually.

(ii)	Interest Credit Following Separation from Service.

(A)
Separation from Service Due to Retirement, Early Retirement, Death, or Disability. If a Participant separates from service due to Retirement, Early Retirement, death, or Disability, the interest credited to the Participant’s Account following separation from service shall continue at the rate specified in Section 5.2(b)(i) until the Account is fully distributed.

(B)
Other Separation from Service. If a vested Participant separates from service for a reason other than Retirement, Early Retirement, death, or Disability, the interest credited to such Participant’s Account following separation from service, commencing with the year in which the separation occurs, shall be the 90-day LIBOR interest rate plus one-half of one percent (.5%). For this purpose, the 90-day LIBOR interest rate shall be such rate as of December 31 each year. Such rate shall continue to apply to the Account until the Account is fully distributed.

(iii)	The rate of return assumption may be changed on a prospective basis by the Administrator in its discretion.

* * * * *

IN WITNESS WHEREOF, Weingarten Realty Investors has caused this instrument to be executed by its duly authorized officer this 10th day of August, 2012, effective as of January 1, 2012.

Weingarten Realty Investors

By:	/s/ Stephen C. Richter
Stephen C. Richter

Its (Title):	Executive Vice President/CFO